Exhibit 1

04/15/03

STOCK PURCHASE AGREEMENT

among

PHARMACEUTICAL FORMULATIONS, INC.
(a Delaware corporation),

KONSYL PHARMACEUTICALS, INC.
(a Delaware corporation),

AND

FRANK X BUHLER, as Sole Shareholder of

KONSYL PHARMARCEUTICALS, INC.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made as of April 15, 2003 by and among PHARMACEUTICAL FORMULATIONS, INC., a Delaware corporation (the "Buyer"), KONSYL PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), FRANK X. BUHLER, as sole shareholder of the Company ("Stockholder").

Background

           The Stockholder owns all of the outstanding equity securities of the Company. This Agreement sets forth the terms and conditions under which the Buyer will purchase from the Stockholder all of the capital stock of the Company.

           NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the Parties agree as follows:

1.      Definitions.

           For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

           "Accounts Receivable" means, as of any date, any trade accounts receivable, notes receivable, customer bid, performance, lease, utility or other deposits, employee advances and other miscellaneous receivables associated with the Business, as indicated by the context in which used.

           "Acquisition Proposal" is defined in Section 9.5(b).

           "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Law.

           "Affiliates" means, with respect to a particular party, Persons or entities controlling, controlled by or under common control with that party, as well as any officers, directors and majority-owned entities of that party and of its other Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.

           "Agreement" means this Agreement and the exhibits and schedules hereto.

           "Annual Financial Statements" is defined in Section 4.5.

           "Assets" means all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected in the most recent Financial Statements, that are owned or possessed by the Company.

           "Audited Financial Statements" is defined in Section 4.5.

           "Balance Sheet Date" is defined in Section 4.5.

           "Benefit Plan" means: (a) any pension plan, 401(k) plan, profit-sharing plan, health or welfare plan, and any other employee benefit plan (within the meaning of Section 3(3) of ERISA) that is maintained or sponsored by the Company or to which the Company contributes or for which the Company otherwise has or may have any Liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, and (b) any other benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to one or more present or former employees, directors, agents, or independent contractors, that is maintained or sponsored by the Company or to which the Company contributes or for which the Company otherwise has or may have any Liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, including employment agreements, severance policies or agreements, executive compensation arrangements, incentive arrangements, sick leave, vacation pay, salary continuation, consulting or other compensation arrangements, workers' compensation, bonus plans, stock option, stock grant or stock purchase plans, medical insurance, life insurance, tuition reimbursement programs or scholarship programs, any plans subject to Section 125 of the Code, and any plans providing benefits or payments in the event of a change of ownership or control.

           "Business" means the entire business, operations and facilities of the Company.

           "Buyer" is defined above in the preamble.

           "Calculation Date" is defined in Section 2.4.

           "Calculation Date Net Worth" is defined in Section 2.4.(a).

           "Cash" means the amount equal to the difference between (a) the aggregate amount of all cash and cash equivalents of the Company on hand or in its bank accounts on the Closing Date minus (b) the aggregate amount of all checks of the Company outstanding on the Closing Date.

           "Cash Purchase Price" is defined in Section 2.3(a).

           "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

           "Closing" is defined in Section 3.1.

           "Closing Date" is defined in Section 3.1.

           "Closing Date Net Worth" is defined in Section 2.4(d).

           "Closing Shares" is defined as all of the issued and outstanding shares of the Company and as set forth in detail on Schedule 2.2.

           "Code" means the Internal Revenue Code of 1986, as amended.

           "Common Stock" means the common stock, $.10 par value per share, of the Company.

           "Company" is defined above in the preamble.

           "Company Balance Sheet" is defined in Section 4.5.

           "Company Intellectual Property" means all Intellectual Property Rights owned or licensed by the Company, used by the Company or used or contained in any product, technology or process (i) currently being or previously manufactured, published, marketed or otherwise used by the Company or (ii) currently or previously under design or development for possible future manufacturing, publication, marketing or other use by the Company.

           "Company's knowledge" or "knowledge of the Company" means (i) the knowledge, after reasonable investigation, or (ii) the knowledge of any facts that would cause a reasonable person similarly situated to reach a conclusion resulting in knowledge, of any director, officer or employee of the Company or of any Stockholder.

           "Consulting Agreement" means the consulting agreement being entered into on the Closing Date between the Company and Frank Buhler in substantially the form that is attached hereto as Exhibit B.

           "Contract" means any written or oral contract, agreement, lease, license, easement, instrument or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under applicable Law.

           "Copyrights" means all copyrights in both published and unpublished form and all registrations and applications for registration for copyrights in any jurisdiction, and any renewals, modifications and extensions thereof.

           "Court Order" means any judgment, decree, injunction, order or ruling of any federal, provincial, state, local or foreign court or governmental, quasi-governmental or regulatory body, commission, bureau, agency or authority that is binding on any Person or its property under applicable Law.

           "Damages" is defined in Section 13.3(a)

           "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

           "Disclosure Schedules" means any of the disclosure schedules of the Selling Party containing information relating to the Selling Party pursuant to Sections 4 or 5 and other provisions hereof that have been provided to the Buyer on the date hereof.

           "Dispute Notice" is defined in Section 2.4(d).

           "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

           "Environmental Condition" is defined in Section 4.15(c).

           "Environmental Law" means any Law, Court Order or principle of common law relating to human health, worker safety or the environment.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

           "ERISA Affiliate" means any Person that, together with the Company, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

           "FDA" means the US Food and Drug Administration.

           "FFDCA" means the US Federal Food, Drug and Cosmetic Act, as amended.

           "Final Adjustment" is defined in Section 2.4(e).

           "Final Closing Statement" is defined in Section 2.4(c).

           "Financial Statements" is defined in Section 4.5.

           "GAAP" means US generally accepted accounting principles as in effect from time to time.

           "Governmental Entity" means any federal, state, local, foreign or other governmental or quasi-governmental agency, court or body or any other type of regulatory body.

           "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the US, any foreign country or any domestic or foreign state, country, city or other political subdivision.

           "Governmental Permits" means all governmental permits, licenses, registrations, certificates of occupancy, approvals and other governmental authorizations.

           "Hazardous Substances" means any toxic, carcinogenic or hazardous gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety including (i) any "hazardous substances" as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., (ii) any "extremely hazardous substance," "hazardous chemical," or "toxic chemical" as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq., (iii) any "hazardous waste," as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., (iv) any "pollutant," as defined under the federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., as any of such laws in clauses (i) through (iv) may be amended from time to time, (v) any regulated substance or waste under any Environmental Laws.

           "Immaterial Lease" is defined in Section 4.9.

           "Initial Adjustment" is defined in Section 2.4(b).

           "Initial Closing Statement" is defined in Section 2.4(a).

           "Intellectual Property Rights" means Patents, Trademarks, Copyrights, Trade Secrets, Software and all other tangible or intangible proprietary information or materials.

           "Inventory" means all inventory, including raw materials, supplies, packaging supplies, work in process and finished goods.

           "Investments" means investments by Company in publicly traded securities.

           "Law" means any statute, law, ordinance, regulation, order or rule of any federal, provincial, state, local, foreign or other governmental or quasi-governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, food and drug, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

           "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

           "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

           "Maryland Lease Agreement" means the lease agreement to be entered into at the Closing by and between the Company, as the lessee, and Anda Investments, Ltd., a Texas limited partnership, as the lessor, regarding the premises located at 8050 Industrial Park Road, Easton, Maryland 21601, in substantially the form attached hereto as Exhibit C.

           "Maryland Purchase Option Agreement" means the Purchase Option Agreement to be entered into at the Closing by and between the Company, as the lessee, and Anda Investments, Ltd., a Texas limited partnership, as the lessor, regarding the premises located at 8050 Industrial Park Road, Easton, Maryland 21601, in substantially the form attached hereto as Exhibit C1.

           "Material Adverse Effect" means a material adverse effect on the Company taken as a whole, including the Business, the Assets, financial condition, results of operations, liquidity, products, competitive position, customers, customer relations and business prospects thereof.

           "Minor Contracts" is defined in Section 4.17(a).

           "Non-Competition Agreements" means the non competition agreements being entered into on the Closing Date by and between the Company and each of Frank Buhler and Norman Dodson. The Non-Competition Agreement with Norman Dodson is in substantially the form that is attached hereto as Exhibit E, and the Non-Competition Agreement with Frank Buhler is set forth in Section 9.1 of this Agreement.

           "Non-Real Estate Leases" is defined in Section 4.9.

           "Ordinary Course" or "ordinary course of business" means the ordinary course of business that is consistent with past practices.

           "Parent Guarantee" shall mean a guarantee to the Stockholder of the obligations of Buyer under the Promissory Note as defined herein issued by the parent company of Buyer, ICC Industries Inc., which is attached as Exhibit D hereto.

           "Parties" means the Buyer and the Selling Party (each individually a "Party").

           "Patents" means all patents, together with any extensions, reexaminations, reissues, patents of additions, patent applications, divisions, continuations, continuations-in-part, improvements and any subsequent filings in any country of jurisdiction claiming priority therefrom.

           "PBGC" is defined in Section 4.21(e).

           "Person" means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.

           "Products" means all products manufactured, distributed or sold by the Company during the past five years, including over the counter fiber products and gastrointestinal diagnostic products.

           "Promissory Note" means the promissory note issued by the Buyer to the Stockholder as of the Closing Date in substantially the form that is attached hereto as Exhibit A.

           "Purchase Price" is defined in Section 2.3(a).

           "Purchase Price Per Share" means an amount equal to the Purchase Price divided by the number of shares of Common Stock outstanding immediately prior to the Closing.

           "Real Estate Leases" is defined in Section 4.7.

           "Real Property" is defined in Section 4.7.

           "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of a Hazardous Substance into the indoor or outdoor environment, or into or out of any property.

           "Required Consents" is defined in Section 4.3.

           "Restricted Business" is defined in Section 9.1(a).

           "Restricted Party" is defined in Section 9.1(a).

           "Restricted Period" is defined in Section 9.1(a).

           "Securities Act" means the Securities Act of 1933, as amended.

           "Selling Party" is defined as the Stockholder.

           "Software" means any computer software, of any nature whatsoever, including all systems software, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., purchase or service order processing, etc.), all computer operating, security and programming software, and all middleware and firmware, and any and all documentation and object and source code related thereto.

           "Stockholder Expenses" is defined in Section 2.3.

           "Stockholder Required Consents" is defined in Section 5.3.

           "Stockholder" is defined as Frank X. Buhler, the individual who is a party to this agreement, and who, on the Closing date, shall own all of the issued and outstanding shares of the Company.

           "Taxes" means all taxes, duties, charges, fees, levies or other assessment imposed by any taxing authority including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, escheat, unclaimed property, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment), whether disputed or not.

           "TBMA" means the tax basis method of accounting as described in the Basis of Accounting footnote in the Company’s audited financial statements or on Schedule 2.3.

           "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

           "Trade Secrets" means all know-how, trade secrets, customer lists, personnel information, sales and profit figures, distribution and sales methods, supplier lists, technology rights and licenses, specifications and other technical information, data, blue prints, process technology, processes, plans, formulae, rights in research and development, franchises, drawings (including engineering and auto-cad drawings), innovations, inventions, discoveries, ideas, databases and all other proprietary information.

           "Trademarks" means trademarks, services marks, trademark and service mark applications, brand names, certification marks, trade dress, Internet domain names and Internet domain name applications, goodwill associated with the foregoing and all registrations in any jurisdictions of, and all applications in any jurisdiction to register, the foregoing, including any extension, modification, renewal of any such registration or application thereof.

           "Transaction Documents" means this Agreement, the Consulting Agreement, the Maryland Lease Agreement, the Maryland Purchase Option Agreement, the Promissory Note, the Parent Guaranty, Warrants and the Non-Competition Agreements.

           "Transactions" means the purchase and sale of the Closing Shares, and the other transactions contemplated by the Transaction Documents.

           "2002 Audited Financial Statements" is defined in Section 2.4(c).

           "Unaudited Financial Statements" is defined in Section 4.5.

           "US" means the United States of America.

           "Warrants" shall be the Warrants delivered by Buyer to the Stockholder at Closing as described in Section 2.3(b)(iii).

           "Welfare Plan" is defined in Section 4.21(g).

           2.      Purchase and Sale of Closing Shares and Other Payments.

           2.1.      Deposit upon Signing.

           Upon the execution of this Agreement by all parties, the Buyer shall deliver to the Stockholder a deposit of one hundred thousand dollars ($100,000) (the "Deposit"), in the form of a check to payee "Michener & Sparks, LLP - Attorney Trust Account." The Stockholder shall direct Michener & Sparks. LLP to hold said amount in escrow until the Closing Date. The Deposit shall be applied to the Purchase Price at Closing, but shall be forfeited and delivered to the Stockholder in the event the Transactions do not close by May 15, 2003 for any reason due to the sole fault of Buyer. Should the Closing occur subsequent to May 15, 2003, the Deposit shall nonetheless be applied to the Purchase Price as defined hereunder. Should this Agreement be Terminated due to the Stockholder’s failure to perform any of his obligations under Section 10, the Deposit shall be returned to Buyer.

           2.2      Purchase and Sale.

           At the Closing and subject to the terms and conditions of this Agreement, the Buyer shall buy from the Stockholder, and the Stockholder shall sell to the Buyer, free and clear of all Encumbrances, all of the Closing Shares owned by the Stockholder as of the Closing Date, as more specifically set forth on Schedule 2.2.

           2.3      Purchase Price

           (a)      The total purchase price for the Closing Shares payable to the Stockholder (the "Purchase Price") shall equal the sum of eight million five hundred thousand dollars ($8,500,000) subject to adjustment as provided in Section 2.4 hereof. The Purchase Price shall be comprised of a cash payment at Closing of six million dollars ($6,000,000)(less the Deposit paid upon execution of this Agreement) (the "Cash Purchase Price"), and a promissory note issued by the Buyer to the Stockholder in an amount of two million five hundred thousand dollars ($2,500,000) repayable on a five (5) year amortization schedule with a balloon payment at the end of four (4) years (the "Promissory Note").

           (b)      The Buyer shall pay the Purchase Price as follows:

(i) delivery at the Closing of an amount equal to the Cash Purchase Price (the "Closing Payment") to the Stockholder in the respective amounts specified on Schedule 2.3(a)(i); and

(ii) delivery at the Closing of the Promissory Note in the form attached hereto as Exhibit A.

(iii) delivery of warrants (the "Warrants") issued to the Stockholder equal to a total of 1,200,000 shares of the common stock of Buyer at the average of the bid and ask as of the market closing for the common stock of Buyer during the five (5) trading days in which the common stock of Buyer was actually traded prior to the signing of this Agreement. The Warrants shall be valid for a period of seven (7) years from the Closing Date.

           The payment of the Cash Purchase Price shall be made by wire transfer of immediately available funds.

           The Buyer shall bear its own expenses with respect to the Transactions, and the Company shall bear the expenses of the Company and the Stockholder with respect to the Transactions, for accounting, legal, tax or otherwise, whether payable before or after the date hereof to the extent accrued on the Final Closing Statement (the "Stockholder Expenses"). The Stockholder shall pay any Stockholder Expenses in excess of such amount. In no event shall the Buyer be responsible for such expenses.

           2.4      Purchase Price Adjustments.

           (a)      Prior to the Closing, the Stockholder, in consultation with the Buyer, shall prepare (i) an unaudited balance sheet of the Company as of the close of business on the last day of the month immediately preceding the Closing Date (the "Calculation Date"), prepared in accordance with TBMA and the principles set forth on Schedule 2.4 hereto and applied on a basis consistent with the Company Balance Sheet, except for normal recurring year-end adjustments and the absence of footnotes, (ii) an unaudited statement of Net Worth as of the Calculation Date, prepared in accordance with TBMA and the principles set forth on Schedule 2.4 hereto (collectively, with the Company Balance Sheet, the "Initial Closing Statement"), and (iii) a certificate of Stockholder, certifying (A) that the Initial Closing Statement was prepared in consultation with the Buyer and on the basis described in clauses (i) and (ii) above and (B) containing the calculation based on the Initial Closing Statement of the Net Worth as of the Calculation Date (the "Calculation Date Net Worth"). As used herein, "Net Worth" means, as of any particular date, the amount by which the net book value of all of the Assets as of such date exceeds the book value of all of the Company's Liabilities as of such date, determined in accordance with TBMA and the principles set forth on Schedule 2.4 hereto.

           (b)      If (i) the Calculation Date Net Worth is less than $4,100,000, the Cash Purchase Price payable at the Closing shall be reduced by an amount equal to such deficiency, or (ii) the Calculation Date Net Worth is greater than $4,100,000, the Cash Purchase Price payable at the Closing shall be increased by an amount equal to such excess. Such adjustment shall be calculated based on the Initial Closing Statement and the Stockholder's certificate delivered pursuant to paragraph (a) above. The adjustment made at Closing pursuant to the preceding sentence is referred to herein as the "Initial Adjustment", and shall be subject to subsequent adjustment as provided in paragraphs (c), (d) and (e) below.

           (c)      Within ninety (90) days after the Closing Date, the Buyer shall prepare and deliver to the Stockholder (i) an unaudited balance sheet of the Company as of the close of business on the Closing Date immediately prior to giving effect to the Closing, prepared in accordance with TBMA and the principles set forth on Schedule 2.4 hereto and (ii) an unaudited statement of Net Worth as of the close of business on the Closing Date, immediately prior to the Closing, prepared in accordance with TBMA and the principles set forth on Schedule 2.4 hereto (collectively with the balance sheet referred to in (i) above, the "Final Closing Statement"). The Buyer and its accountants shall consult with the Stockholder and his independent accountants in connection with the preparation of the Final Closing Statement and shall permit the Stockholder's accountants at the earliest practicable date, subject to the execution by the Stockholder and his accountants of any release or indemnification agreement required by the Buyer's accountants, to review and make copies of all work papers, schedules and calculations used in the preparation thereof. Inventories included on the Final Closing Statement shall be valued in accordance with TBMA and the principles set forth on Schedule 2.4 hereto on the basis of a physical inventory conducted by the Stockholder and the Buyer on or about the Closing Date. The Stockholder shall arrange to have his accountants provide the audited balance sheet as of December 31, 2002 and related statements of income, retained earnings and cash flows for the year then ended (the "2002 Audited Financial Statements") so that copies can be provided to the Buyer no later than the end of June, 2003 or the Closing Date, whichever occurs earlier. In the event that the 2002 Audited Financial Statements reflect a material adverse change from the balances found in the Initial Closing Statement, the Initial Closing Statement will be adjusted to reflect the balances in the 2002 Audited Financial Statements.

           (d)      When the Buyer delivers the Final Closing Statement, the Buyer shall also deliver a certificate (i) certifying that the Final Closing Statement was prepared in accordance with the procedures set forth in paragraph (c) above and (ii) containing the Buyer's calculations, based on the Final Closing Statement, of the Net Worth as of the Closing Date (the "Closing Date Net Worth"). The Stockholder may dispute the Final Closing Statement in the following manner. The Stockholder may dispute the Final Closing Statement only on the basis that it was not prepared consistently with the principles specified in paragraph (c) above. Within 30 days after the Buyer delivers the Final Closing Statement, the Stockholder shall give the Buyer notice of any disagreement that he may have with the Final Closing Statement (the "Dispute Notice"), and such notice shall specify in detail the nature of the disagreement. Unless the Stockholder delivers the Dispute Notice within 30 days from delivery of the Final Closing Statement, the Final Closing Statement shall become binding in its entirety upon the Parties at the end of such 30 day period. During the 30 days after the day on which the Dispute Notice is given, the Stockholder and the Buyer shall attempt, in good faith, to resolve such dispute. If they fail to reach a written agreement regarding the dispute, the Buyer and the Stockholder shall present the disputed items to the accounting firm of KPMG, LLP of Fort Worth, Texas, or any other mutually acceptable accounting firm for resolution. The resolution of such disputed items by such accounting firm shall be binding on the Parties, and promptly after such resolution, the Parties shall take whatever actions as are necessary to give effect to such resolution as contemplated by this Section 2.4. The Buyer, on the one hand, and the Stockholder, on the other hand, shall bear equally the costs of engaging such accounting firm for the purposes hereof.

           (e)      Upon the determination pursuant to paragraph (d) of this Section 2.4 of the Final Closing Statement and the Closing Date Net Worth, the Cash Purchase Price shall be recalculated pursuant to the formula contained in paragraph (b) of this Section 2.4, using the amounts so determined pursuant to Section 2.4(d) in lieu of the amounts used in the Initial Adjustment. If the Cash Purchase Price as adjusted pursuant to this paragraph (e) (the "Final Adjustment") is greater than the Cash Purchase Price as adjusted pursuant to the Initial Adjustment, the Buyer shall pay the difference to the Stockholder. If the Cash Purchase Price as adjusted pursuant to the Final Adjustment is less than the Cash Purchase Price as adjusted pursuant to the Initial Adjustment, the Stockholder shall pay the difference to the Buyer. Any such payment shall be made in cash or same day funds within ten (10) days after the determination of the Final Adjustment pursuant to this paragraph (e).

3.      Closing .

           3.1      Location, Date.

           The closing for the Transactions (the "Closing") shall be held at the offices of Michener & Sparks, L.L.P., 301 Commerce, Suite 3000, Fort Worth, Texas 76102 (or such other place as the Parties may agree) and, subject to the satisfaction or waiver of the conditions set forth in Sections 10 and 11 (other than those conditions which are to be satisfied on the Closing Date, provided that such conditions are in fact satisfied on the Closing Date), the date of the Closing shall be May 15, 2003. The date on which the Closing occurs is referred to herein as the "Closing Date."

           3.2       Deliveries.

           At the Closing,

           (a)      the Buyer shall pay the Cash Purchase Price to the Stockholder in accordance with Sections 2.3 and 2.4;

           (b)      the Buyer shall deliver to the Stockholder the Promissory Note in the amount of $2,500,000, and the Parent Guarantee;

           (c)      the Stockholder shall deliver to the Buyer the original certificates representing the Closing Shares, duly endorsed for transfer to the Buyer or with separate stock transfer powers attached thereto and signed in blank, or, as applicable, lost certificate affidavits (and written confirmations from the sellers of all shares of the Company that have been sold in the past six (6) months that at the time of sale each such seller was advised of this transaction, and that their shares would be resold to Buyer, and that they have no claim against the Company or Buyer in connection with such sale);

           (d)      the Parties shall deliver to each other executed counterparts of the Transaction Documents to the extent that the Parties are intended parties thereto, which shall also be executed by all other parties to such Transaction Documents;

           (e)      the Selling Party shall deliver to the Buyer the Required Consents and the Stockholder Consents (if any);

           (f)      the Buyer shall deliver to the Selling Party a Certificate of Good Standing of the Buyer certified by the Secretary of State of Delaware;

           (g)      the Selling Party shall deliver to the Buyer a Certificate of Good Standing of the Company certified by the Secretary of State of Delaware;

           (h)      the Selling Party shall deliver to the Buyer a certificate of the Secretary or Assistant Secretary of the Company dated the Closing Date, in form and substance reasonably satisfactory to the Buyer: (i) attaching a true, complete, correct and certified copy of the Charter Documents of the Company, as amended, and certifying that there have been no amendments to the Charter Documents of the Company since the date certified by the Secretary of State of Delaware; (ii) attaching a true, complete and correct copy of the bylaws of the Company, as amended; (iii) attaching the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, the Transaction Documents and the Transactions and certifying that they have not been rescinded or amended; (iv) attaching the resolutions of the Stockholder authorizing the execution, delivery and performance of this Agreement, the Transaction Documents and the Transactions and certifying that they have not been rescinded or amended; and (v) certifying as to the incumbency of the officers of the Company executing this Agreement and any of the Transaction Documents and including specimen signatures;

           (i)      the Selling Party shall deliver to the Buyer the legal opinion of Michener & Sparks, LLP, which shall be in form and substance reasonably satisfactory to the Buyer;

           (j)      the Buyer shall deliver to the Stockholder the legal opinion of Robert J. Basil Esq., which shall be in form and substance reasonably satisfactory to the Selling Party;

           (k)      the Parties shall deliver to the applicable Party all of the documents required to be executed and delivered pursuant to Sections 10 and 11;

           (l)      the officers and directors of the Company shall deliver letters of resignation to the Buyer dated as of the Closing Date;

           (m)      the Selling Party shall deliver to the Buyer termination agreements that terminate each of the agreements identified on Schedule 3.2(m); and

           (n)      the Parties shall also deliver to each other the other documents and instruments specified herein and such other items as may be reasonably requested.

4. Representations and Warranties of the Stockholder Relating to the Company.

           The Stockholder hereby represents and warrants to the Buyer as follows as of the date hereof (with the exception of Stockholder’s representations under Section 4.4, which must be true and accurate by the Closing Date) and as of the Closing Date as though then made (except to the extent such representations and warranties speak of an earlier date or are inaccurate due to actions specifically contemplated herein):

           4.1      Corporate Status.

           The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where it is required to be so qualified to avoid Liability or material disadvantage. The Company has delivered to the Buyer current, correct and complete copies of the Company's Charter Documents and bylaws, both of which are in full force and effect as of the date hereof.

           4.2      Authorization.

           The Company has the requisite power and authority to carry on the Business and to execute and deliver any of the respective Transaction Documents to which it is or will at the Closing become a party and to perform the Transactions to be performed by it. Such execution, delivery and performance have been duly authorized by all necessary corporate action. Each Transaction Document executed and delivered by the Company as of the date hereof has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Each Transaction Document to be executed and delivered by the Company after the date hereof will have been duly executed and delivered by the Company and will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

           4.3.      Required Consents.

           Except for any filings, consents or approvals specified on Schedule 4.3 (the "Required Consents"), neither the execution and delivery by the Company of the Transaction Documents to which it is or will be a party, nor the performance of the Transactions performed or to be performed by the Company, will require any filing, consent, renegotiation or approval, constitute a Default or cause any payment or other obligations to arise under (a) any Law or Court Order to which the Company is subject, (b) the Charter Documents or bylaws of the Company or (c) any Contract, Governmental Permit or other document to which the Company is a party by which the properties or other Assets of the Company may be subject. As of the Closing, the Required Consents (if any) will have been obtained and will be enforceable against the respective parties from which they were obtained.

           4.4      Capitalization and Stock Ownership.

           As of the Closing Date, the total authorized capital stock of the Company shall consist of 1,000,000 shares voting Common Stock, $.10 par value per share, of which exactly 375,000 shares shall be issued and outstanding on that Closing Date. As of the Closing Date, there will be no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of the Company. All of the Closing Shares are duly and validly authorized and issued, fully paid and non-assessable. The Stockholder is the record and sole beneficial owners of all of the Closing Shares in the respective amounts specified on Schedule 4.4, free and clear of all Encumbrances. The Company has complied with all applicable Laws in connection with the issuance of the Closing Shares, and none of the Closing Shares was issued in violation of any Contract binding upon the Company. At the Closing, the Buyer will receive valid title to all of the Closing Shares, free and clear of all Encumbrances. At the time of such receipt, all of the Closing Shares shall be freely transferable by the recipient thereof, except as limited by any securities Law.

           4.5      Financial Statements.

           The Company has delivered to the Buyer correct and complete copies of the Company's (a) unaudited monthly financial statements consisting of a balance sheet as of the end of each month from January 1, 2002 through and including February 28, 2003 and the related statements of income for the periods then ended (the "Unaudited Financial Statements"), (b) balance sheet as of December 31, 1999 and 2000 and the related statements of income, retained earnings and cash flows for the years then ended (the "Annual Financial Statements"), and (c) balance sheet as of December 31, 2001 and the related statements of income, retained earnings and cash flows for the year then ended, which have been audited by the firm of KPMG LLP (collectively the "Audited Financial Statements"), all of which are attached as Schedule 4.5. All such Unaudited Financial Statements, Annual Financial Statements and Audited Financial Statements are referred to herein collectively as the "Financial Statements." The Financial Statements are consistent in all material respects with the books and records of the Company, and there have not been and will not be any material transactions that have not been recorded in the accounting records underlying such Financial Statements. The Financial Statements have been prepared in accordance with TBMA, and present fairly the financial position, results of operations, cash flows and the Assets and the Liabilities of the Company as of the dates thereof, and for the periods then ended, subject to normal recurring year-end adjustments and the absence of notes in the case of the Unaudited Financial Statements. The balance sheet of the Company as of December 31, 2001 that is included in the Audited Financial Statements is referred to herein as the "Company Balance Sheet," and the date thereof is referred to as the "Balance Sheet Date."

           4.6      Title to Assets and Related Matters.

           The Company has good and marketable title to all of the Assets, free from any Encumbrances. As to leaseholds, all of the Company’s interests are valid leasehold interests, and as to licenses, all of the Company’s licenses are valid licenses. The use of the Assets is not subject to any Encumbrances (other than those specified in the preceding sentence), and such use does not encroach on the property or rights of anyone else. All tangible personal property (other than Inventory) included in the Assets are suitable for the purposes for which they are used, maintained in the ordinary course of business consistent with past practice, in good working condition, reasonable wear and tear excepted, and are free from any known defects. The Assets constitute all the assets that are necessary for the Buyer to conduct the Business immediately following the Closing in substantially the same manner as the Company has conducted the Business during the preceding 12 months.

           4.7      Real Property.

           Schedule 4.7 accurately describes all real estate used in the operation of the Business as well as any other real estate possessed or leased by the Company, together with, all buildings and other structures, facilities, improvements and fixtures attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing (collectively, the "Real Property"), and lists any leases under which any such Real Property is occupied (including the address, amount of space leased, the term of the lease and the current monthly rent) (the "Real Estate Leases"). Schedule 4.7 also accurately describes any other real estate previously owned, leased or otherwise operated by the Company or any predecessor thereof and the time periods of any such ownership, lease or operation. All of the Real Property (a) is usable in the ordinary course of business and is in good operating condition and repair and (b) conforms with any applicable Laws. The Company, or the landlord of any Real Property leased by it, has obtained all licenses and rights-of-way from Governmental Entities or private parties that are necessary to ensure legal and physical, vehicular and pedestrian ingress and egress to and from its Real Property. Each Real Estate Lease is valid, binding and in full force and effect and has not been assigned, modified, supplemented or amended and neither landlord nor tenant under any such lease is in Default under any such lease, and no circumstances or state of facts presently exists that, with the giving of notice or passage of time, or both, would permit the landlord or tenant to terminate any such lease. The use and operation of the Real Property in the conduct of the Business does not violate any instrument of record or agreement affecting the Real Property.

           (a)      All buildings and improvements on the Real Property are (i) structurally safe and sound and without any latent or patent defects, (ii) fit for their intended purposes and (iii) in good working order and condition. All utilities required for the operation of each Real Property are installed and operating and are adequate to use the Real Property for its intended purpose.

           (b)      Neither the Stockholder nor the Company has received any written notice that (i) any condemnation proceeding is pending or threatened with respect to any Real Property or (ii) any zoning, building or similar Law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any Real Property or by the continued maintenance, operation or use of related parking areas.

           (c)      The Real Property constitutes all of the real property and appurtenant rights that are necessary to use and operate the Assets as presently used and operated.

           4.8      Certain Personal Property.

           Schedule 4.8 is a complete fixed asset schedule, describing all items of tangible personal property with an individual carrying value of at least $1,000 that were included in the Company Balance Sheet. All of such personal property included on such fixed asset schedule is usable in the ordinary course of business and conforms and will conform with any applicable Laws relating to its construction, use and operation. Except as set forth on Schedule 4.8, no Person other than the Company owns any vehicles, equipment or other tangible assets located on the Real Property that have been used by the Company or that are necessary for or material to the operation of the Business. The Assets are suitable for the purposes for which such Assets are currently used or are held for use, and are in good working condition, subject to normal wear and tear, and there are no facts or conditions affecting the Assets that could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

           4.9      Non-Real Estate Leases.

           Schedule 4.9 lists all Assets and property (other than Real Property) that are possessed by the Company under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers, except for any lease under which the aggregate annual payments are less than $1,000 (each, an "Immaterial Lease"). Schedule 4.9 also lists the leases under which such Assets and property listed on Schedule 4.9 are possessed. All of such leases (excluding Immaterial Leases) are referred to collectively herein as the "Non-Real Estate Leases." Each Non-Real Estate Lease is in full force and effect, and has not been assigned, modified, supplemented or amended and the Company is not in Default under any such Non-Real Estate Lease, and no circumstances or state of facts presently exists that, with the giving of notice is passage of time, or both, would permit the lessor thereunder to terminate any such Non-Real Estate Lease.

           4.10      Accounts Receivable.

           The Accounts Receivable are bona fide Accounts Receivable created in the ordinary course of business. Except for Accounts Receivable for which reserves have been established or that are listed on Schedule 4.10, all of the Accounts Receivable are collectible within 90 days from the respective due dates. The Company does not know of any facts or circumstances (other than general economic conditions) that are likely to result in any material increase in the uncollectability of such Accounts Receivable in excess of any reserves therefor set forth on the Company Balance Sheet.

           4.11      Inventory.

           The Inventory included in the Assets consists of items of good, usable and merchantable quality in all material respects and is adequate for present needs of the Company. Other than psyllium which is recorded at cost, inventory is recorded in the Financial Statements on a First In First Out basis at the lower of average cost or market value, and no write-down of such Inventory has been made or would have been made pursuant to TBMA and the principles set forth on Schedule 2.3 hereto during the past two years.

           4.12      Liabilities.

           The Company has no Liabilities, other than (a) Liabilities specified on Schedule 4.12, (b) Liabilities reflected or reserved for on the Company Balance Sheet, except as heretofore paid or discharged, (c) Liabilities incurred in the ordinary course since the Balance Sheet Date that, individually or in the aggregate, are not material to the Company or (d) Liabilities under any Contracts that are specifically disclosed on any Schedule (or not required to be disclosed because of the term or amount involved) that would not have been required under TBMA or the principles set forth on Schedule 2.3 hereto to have been specifically disclosed or reserved for on the Company Balance Sheet.

           4.13      Taxes.

           (a)      Except as set forth in Schedule 4.13, the Company has timely filed all Tax Returns required to be filed for all taxable years and periods through the date hereof. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company for periods ending on or prior to the Closing Date (whether or not shown on any Tax Return) have been paid or accrued on the Closing Balance Sheet. No claim has ever been made by an authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no liens for Taxes on any of the Assets (except for liens for Taxes not yet due and payable).

           (b)      The Company has properly withheld and timely paid over to the proper taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto in connection with any amounts paid to any employee, independent contractor, creditor or third party.

           (c)      Neither the Selling Party nor the directors or officers (and employees responsible for Tax matters) of the Company has any reason to believe that any taxing authority might assess any additional Taxes against the Company for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any taxing authority in writing or (ii) as to which any of the Selling Party or the directors and officers (and employees responsible for Tax matters) of the Company has any knowledge. Schedule 4.13 lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1997, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. The Selling Party has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 1997.

           (d)      The Company has not waived any statute of limitations in respect of Taxes; nor has the Company agreed to any extension of time with respect to any Tax assessment or deficiency.

           (e)      The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified by Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to any Tax allocation, Tax sharing, Tax indemnification or similar agreement. The Company is not required to make any adjustments to income under Section 481 of the Code for any period ending after the Closing Date or to otherwise include in taxable income any amount that is attributable to a transaction occurring during a period ending on or prior to the Closing Date. The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return; (ii) does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity; and (iii) has no Liability for the Taxes of any Person or other taxpayer (A) under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, (C) by Contract or (D) otherwise.

           (f)      Any unpaid Taxes of the Company (i) do not exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Closing Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

           (g)      None of the Assets is tax-exempt use property under Section 168(h) of the Code.

           (h)      None of the Assets directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code.

           4.14      Subsidiaries.

           Except as set forth on Schedule 4.14, the Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity.

           4.15      Legal Proceedings and Compliance with Law .

           (a)      Except as set forth on Schedule 4.15(a), there is no Litigation that is pending or, to the Company's knowledge, threatened against or related to the Company. There has been no Default under any Laws applicable to the Company, including Environmental Laws, and the Company has not received any notices from any Governmental Entity regarding any alleged Defaults under any Laws. There has been no Default with respect to any Court Order applicable to the Selling Party with respect to the Company.

           (b)      Buyer has delivered to the Selling Party and their counsel copies of an Environmental Site Assessment of the Real Property prepared by TRC Environmental Corporation ("TRC") dated January 28, 2003, plus attachments, all of which total 63 pages (collectively the "TRC Report"). The TRC Report contains certain findings with regard to whether various chemicals located at the Real Property (the "Chemicals") meet the State of Maryland Department of Environment Non-Residential Cleanup Standards (the "Maryland Standards"). Buyer and Selling Party have agreed that Selling Party shall collect samples at various locations on the Real Property (the "other samples") and shall furnish Buyer with the results of analyses of the other samples prior to the closing date. While not conceding the accuracy of such findings in the TRC Report or any analyses of the other samples, the Selling Party represents and warrants to the Buyer that they will without undue delay take all necessary steps to ensure that any concentrations of the Chemicals on the Real Property comply with the Maryland Standards, or obtain approval of the Maryland Department of Environment with regard to said concentrations on the Real Property, and will furnish Buyer with written evidence of same. If the Selling Party fails to take such action or fail to pursue such action to conclusion as may be required under applicable laws, Buyer upon sixty (60) days prior written notice to Selling Party and his counsel, may proceed to take such action itself. The Selling Party represents and warrants to the Buyer that he holds Buyer harmless from the costs incurred in connection with taking such action and any liability, costs or expenses, including reasonable attorneys fees, incurred by the Company or Buyer in connection with any claims by any governmental agency or third party resulting from or related to the Chemicals not meeting the Maryland Standards.

           (c)      Without limiting the generality of Section 4.15(a) and except as referred to in Section 4.15(b) above or disclosed on Schedule 4.15(c), there has not been any Environmental Condition (as defined below) (i) at the premises at which the Business has been conducted by the Company or any predecessor thereof, (ii) at any property owned, leased, occupied or operated at any time by the Company, any Affiliate of the Company or any predecessor of any of them, or (iii) at any property at which Hazardous Substances have been deposited or disposed by, from or at the behest or direction of the Company, any Affiliate of the Company or any predecessor of any of them, nor has the Company received written notice of any such Environmental Condition. "Environmental Condition" means any Release, condition or circumstance, including the presence of Hazardous Substances or underground petroleum storage tanks, whether created by the Company or any third party, at or relating to any such property or premises specified in any of clauses (i) through (iii) above that does or may reasonably be expected to (A) require investigation, abatement or correction under an Environmental Law, (B) give rise to any civil or criminal Liability under an Environmental Law, or (C) create a public or private nuisance.

           (d)      The Company has delivered to the Buyer complete copies of any written reports, studies or assessments in the possession or control of the Company or any Affiliate thereof that relate to any Environmental Condition. Schedule 4.15(d) identifies any other reports, studies and assessments that relate to any Environmental Condition of which the Company has knowledge.

           (e)      The Company has obtained and is in full compliance with all Governmental Permits, all of which are listed in Schedule 4.15(e) along with their respective expiration dates, that are required for the complete operation of the Business as operated during the last 12 months. All of the Governmental Permits are currently valid and in full force and effect, and the Company has filed such timely and complete renewal applications as may be required with respect to its Governmental Permits. To the Company's knowledge, the Company is in compliance in all respects with the terms and requirements of such Governmental Permits, and no revocation, cancellation, suspension, refusal to renew, or withdrawal thereof has been threatened.

           4.16      FDA Matters.

           (a)      Except as listed in Schedule 4.16, the Products are manufactured in compliance in all material respects with all applicable Laws regulating the manufacture, storage, handling, distribution, advertising, labeling, promotion and sale of the Products, including the provisions of the FFDCA related to food and drugs.

           (b)      The Company has provided Buyer with copies of any written notifications or inspection activities with regard to the Products occurring since January 1, 1997 and has furnished the Buyer with all FDA inspection reports and related correspondence, responses, or comments thereto directly related to and affecting the Products, in each case as delivered to the Company since January 1, 1997. Except as listed in Schedule 4.16, the Company has not received any other Governmental or Regulatory Authority communication, citation, indictment, claim or proceeding issued or instituted against the Company or any of its Affiliates relating to the Business or of any revocation of any license or permit issued to the Company or any of its Affiliates since January 1, 1997 relating to the Business.

           (c)      Except as listed in Schedule 4.16, the Products: (A) are not considered adulterated or misbranded within the meaning of the FFDCA or any state Law having a comparable definition of adulterated or misbranded, and (B) do not violate any judgment, order, or decree to which the Company is a party.

           (d)      Except as set forth in Schedule 4.16, the Company has not received any notice of any adverse medical reaction caused or allegedly caused by use of any of the Products.

           4.17      Contracts.

           (a)      Schedule 4.17 lists all Contracts of the following types to which the Company is a party or by which it is bound, except for any Contract that may be terminated by the Company on not more than 30 days' notice without any Liability and any Contract under which the executory obligation of the Company involves an amount of less than $5,000 (such excepted Contracts are referred to collectively as "Minor Contracts"):

(i) Contracts with any present or former stockholder, director, officer, employee, partner or consultant of the Company or Affiliate thereof;

(ii) Contracts for the future purchase of, or payment for, supplies or products, or for the lease of any Asset from or the performance of services by a third party, that involve an amount in excess of $5,000 in any individual case, or any Contracts for the sale of products that involve an amount in excess of $5,000 with respect to any one supplier or other party;

(iii) Contracts to sell or supply products or to perform services that involve an amount in excess of $5,000 in any individual case;

(iv) Contracts with any customer or distributor other than standard purchase orders;

(v) Contracts to discount, rebate or refund any proceeds from the sale of the Products;

(vi) Contracts to lease to or to operate for any other party any Asset that involve an amount in excess of $5,000 in any individual case;

(vii) Any license, franchise, distributorship or sales agency agreement or other similar agreements, including those that relate in whole or in part to any software, technical assistance or other know-how used in the past 24 months;

(viii) Any mortgages, indentures, notes, debentures, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, surety agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, stockholders or Affiliates of the Company or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any Person or other legal entity;

(ix) Contracts for any capital expenditure or leasehold improvement in excess of $5,000;

(x) Contracts under which any Encumbrances exist with respect to any Assets; and

(xi) Any other Contracts (other than Minor Contracts and those described in any of (i) through (x) above) material to the Company or not made in the ordinary course of business.

           (b)      The Company has delivered to the Buyer complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth on Schedule 4.17, and each such Contract is a valid and binding obligation of the Company and, to the Company's knowledge, is in full force and effect.

           (c)      The Company is not in Default under any Contract, which Default could result in a Liability on the part of the Company. The Company has not received any communication from, or given any communication to, any other party indicating that the Company or such other party, as the case may be, is in Default under any Contract.

           4.18      Insurance.

           Schedule 4.18 lists all policies or binders of insurance held by or on behalf of the Company, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder. There is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. There is no notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by the Company.

           4.19      Intellectual Property .

           (a)      List of Company Intellectual Property.

(i) Schedule 4.19(a)(i) sets forth a true and complete list of all Company Intellectual Property, and, with respect to each item, whether it is owned or licensed. Schedule 4.19(a)(i) also sets forth for each application or registration covering the Company Intellectual Property: the parties, date, term and subject matter of each license or other Contract pursuant to which (A) the Company licenses or uses the Company Intellectual Property owned by a third party or (B) the Company licenses or allows a third party to use any Company Intellectual Property owned by the Company. Schedule 4.19(a)(i) sets forth with respect to the Company Intellectual Property: (x) for Patents, the number, expiration date and subject matter for each country in which a patent has been issued, or if applicable, the application number, date of filing and subject matter for each country; (y) for Trademarks (including Internet domain names), the application serial number or registration number, the classes of goods and services covered and the expiration date for each country in which a Trademark has been registered, and, in the case of Internet domain names, the registrar with whom such domain name is registered; and (z) for Copyrights, the number and date of filing for each country in which a copyright has been filed. Schedule 4.19(a)(i) also includes details of all due dates for further filings, maintenance, payments or other actions falling due with respect to the Company Intellectual Property within 12 months of the Closing Date. None of the Company Intellectual Property is subject to any maintenance fees or Taxes or action falling due within 90 days after the Closing Date. All of the Company's Patents, Patent applications, registered Trademarks, Trademark applications and registered Copyrights remain in good standing with all fees and filings due as of the Closing Date.

(ii) All of the Company Intellectual Property is valid, enforceable and subsisting, and in compliance with all formal legal requirements. The Company has provided to the Buyer true and complete copies of all Patents and all pending applications, Trademark registrations and all pending applications, and Copyright registrations and all pending applications, in or to the Company Intellectual Property. With respect to each Trade Secret, the documentation therefor is current, accurate and sufficient in detail and content to identify and explain the Trade Secret and to allow its full and proper use without reliance on the knowledge or memory of any individual. No subsidiaries or Affiliates of the Company own, use or license any Company Intellectual Property.

           (b)      Rights to Use.

(i) The Company owns, or possesses adequate and enforceable licenses or other rights to use (including foreign rights), all Company Intellectual Property, which include all rights necessary to carry out the Company's current activities and the Company's future activities to the extent such future activities are already planned, including to the extent required to carry out such activities, rights to make, use, reproduce, modify, adopt, create derivative works based thereon, translate, distribute (directly and indirectly), transmit, display, and perform publicly, license, rent and lease, and, except as set forth in Schedule 4.19(b)(i), assign and sell the Company Intellectual Property. Except as set forth in the Schedule 4.19(b)(i), such licenses and rights will not be adversely affected by the Transactions.

(ii) The Company is not, nor will it be as a result of the Transactions, in default under the terms of any licenses, sublicenses or any other Contracts to which the Company is a party and pursuant to which it is authorized to use any Company Intellectual Property owned by a third party, nor shall any such license or Contract terminate or be forfeited as a result of the Transactions. Except as set forth in Schedule 4.19(b)(ii), the Company has no obligation to compensate any Person for the use of any Company Intellectual Property, and the Company has not granted to any Person any license, option or other rights to use in any manner any of its Company Intellectual Property, whether requiring the payment of royalties or not. All royalties or other payments that have accrued prior to the Closing have been paid, or will be paid prior to the Closing. Except as set forth in Schedule 4.19(b)(ii), the Company owns all right, title and interest in and to all Company Intellectual Property, free and clear of any Encumbrances.

           (c)      Non-Infringement.

(i) The reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in the Company Intellectual Property as now used or offered or proposed for use, licensing or sale by the Company or by any of its licensee, distributors or customers, does not infringe on any proprietary or personal right of any Person, including any Intellectual Property Rights, anywhere in the world. Neither the Company nor any Stockholder has received notice of any pending or threatening claims (A) challenging the validity, effectiveness or, other than with respect to the Company Intellectual Property licensed from a third party, ownership by the Company of any Company Intellectual Property, or (B) to the effect that the use, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing, or sale by the Company or its agents or use by its customers infringes or will infringe on or misappropriate any intellectual property or other proprietary or personal right of any Person, including any Intellectual Property Rights, anywhere in the world. No such claims have been threatened by any Person, nor to the Company's knowledge, are there any valid grounds for any bona fide claim of any such kind. All of the rights within the Company Intellectual Property are enforceable and subsisting. There is no unauthorized use, infringement, or misappropriation of any Company Intellectual Property by any third party, employee or former employee.

(ii) All of the Company Intellectual Property has been adequately protected by trade secret processes, non-disclosure agreements and by affixing a proper notice to any such Company Intellectual Property. No Person is interfering or infringing upon any of the Company Intellectual Property or Software in any way. None of the Company Intellectual Property is or has been involved in any interference, reissue, reexamination, opposition, invalidation or cancellation action, claim or proceeding and no such action, claim or proceeding has been threatened against the Company. There are no Intellectual Property Rights of any third party that potentially interferes with the Company Intellectual Property.

           (d)      Nondisclosure, Assignment of Inventions by Employees.

(i) All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Company Intellectual Property on behalf of the Company, have executed nondisclosure agreements and either (A) have been a party to enforceable agreements with the Company in accordance with applicable national and state law that accords the Company full, effective, exclusive, and original ownership of all tangible and intangible property as "works-for-hire," arising from the efforts of such personnel, or (B) have executed appropriate instruments of assignment in favor of the Company that have conveyed to the Company full, effective, and exclusive ownership of all tangible and intangible property arising from the efforts of such personnel.

(ii) Except as set forth in Schedule 4.19(d)(ii), the Trade Secrets are not part of public knowledge or literature, and have not been used, divulged or appropriated, either for the benefit of any Person (other than the Company) or to the detriment of the Company.

           (e)      Software.

(i) Schedule 4.19(e)(i) contains a true and complete list of the Software of the Company. Except as set forth in Schedule 4.19(e)(i), the Software is free from Encumbrances and the Company owns full right and good, valid, and marketable title to the Software, or is licensed pursuant to fully paid (other than upgrade costs and purchaser maintenance costs), perpetual licenses to use all Software. The Company possesses such working copies of all Software, including object and source codes and all related manuals and other documentation, as are necessary for the current conduct of the Business of the Company. All of the Software performs substantially in accordance with its specifications and documentation and is free of material errors and defects.

(ii) The Software does not contain any lock, clock, timer, counter, copy protection feature, replication device, mechanism, defect, "virus" or "worm" (as such terms are commonly used in the computer industry), or other device that might lock, disable or erase the Software or related hardware or require action or intervention by any person to allow its use.

           4.20      Employee Relations.

           Except as set forth on Schedule 4.15(a) or Schedule 4.20, the Company (a) is not a party to, involved in or, to the Company's knowledge, threatened by any labor dispute or unfair labor practice charge, (b) is not currently negotiating any collective bargaining agreement, and (c) has not made arrangements with any labor union or employee association or made commitments to or conducted negotiations with any labor union or employee association with respect to any future agreements. The Company has not experienced any work stoppage during the last three years. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent (a) holds bargaining rights with respect to the Company's employees by way of certification, interim certification, voluntary recognition, designation or successor rights or (b) has applied to be certified as the bargaining agent of the Company's employees. Schedule 4.20 contains a complete and correct list of the names and salaries, bonus and other cash compensation of all employees (including officers) of the Company whose total cash compensation for 2002 exceeded, or whose total compensation for 2003 is expected to exceed, $50,000.

           4.21      ERISA.

           (a)      Schedule 4.21(a) contains a complete list of all Benefit Plans sponsored or maintained by the Company or under which the Company is obligated. The Company has delivered to the Buyer (i) accurate and complete copies of all such Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, determination letters, trust agreements, service agreements, formal and informal amendments thereto, employee handbooks, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all such Benefit Plans for which financial statements or actuarial reports are required or have been prepared, (iv) accurate and complete copies of all annual reports for all such Benefit Plans (for which annual reports are required) prepared within the last three years, (v) notices that were issued within the preceding three years by the Internal Revenue Service, Department of Labor, or any other Governmental Entity with respect to a Benefit Plan and (vi) all memoranda, minutes, resolutions and similar documents describing the manner in which a Benefit Plan has been administered or describing corrections to the administration of a Benefit Plan. Each such Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Benefit Plan on Schedule 4.21(a).

           (b)      Except as specified on Schedule 4.21(b), all such Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable Laws. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all such Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that could subject the Company to any material penalty or Tax imposed under the Code or ERISA.

           (c)      Except as is set forth in Schedule 4.21(c), any such Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from Tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified or an application for such determination is pending. Any such determination that has been obtained remains in effect and has not been revoked, and, with respect to any application that is pending, the Company has no reason to suspect that such application for determination will be denied. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise Taxes or income Taxes on unrelated business income under the Code or ERISA with respect to any such Benefit Plan.

           (d)      The Company does not sponsor, maintain or contribute to (and has never sponsored, maintained or contributed to) a defined benefit plan subject to Title IV of ERISA, nor does the Company have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). The Company does not have any Liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Benefit Plans.

           (e)      There are no pending or, to the Company's knowledge, threatened claims by or on behalf of any such Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any such Benefit Plans, alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors or employees under ERISA or any other applicable Laws, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the knowledge of the Company, any basis for such claim. The Benefit Plans are not the subject of any pending (or, to the Company's knowledge, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

           (f)      The Company has timely made all required contributions under such Benefit Plans, including the payment of any premiums payable to the PBGC and other insurance premiums.

           (g)      With respect to any such Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan") and, except as specified on Schedule 4.21(g), (i) each Welfare Plan for which contributions are claimed by the Company as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a Tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and, in each and every case has complied, with all of the applicable material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act, and (iv) all Welfare Plans may be amended or terminated at any time on or after the Closing Date. Except as specified on Schedule 4.21(g), no Benefit Plan provides any health, life or other welfare coverage to employees of the Company beyond termination of their employment with the Company, by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

           (h)      Except as otherwise set forth on Schedule 4.21(h), neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment to be made by the Company or an Affiliate thereof (including severance, unemployment compensation, golden parachute (as defined in Code Section 280G or otherwise)) becoming due to any employee or former employee, officer or director, or (ii) increase or vest any benefits payable under any Benefit Plan.

           (i)      Except as otherwise set forth on Schedule 4.21(i), any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, officer or director of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280(b)(1) of the Code). Except as otherwise set forth on Schedule 4.21(i), no Benefit Plan contains any provision or is subject to any Law that would prohibit the Transaction or that would give rise to any vesting of benefits, severance, termination, or other payments or Liabilities as a result of the Transactions.

           (j)      All persons classified by the Company as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; the Company has fully and accurately reported the compensation of such independent contractors on Internal Revenue Service Forms 1099 when required to do so; and the Company has no obligations to provide benefits with respect to such independent contractors under the Benefit Plans or otherwise. The Company does not employ and has not employed any "leased employees" as defined in Section 4.14(n) of the Code.

           4.22      Corporate Records.

           The minute books of the Company contain complete, correct and current copies of its Charter Documents and bylaws and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders. The stock record books of the Company are complete, correct and current.

           4.23      Absence of Certain Changes.

           Except as contemplated by this Agreement or as otherwise set forth on Schedule 4.23, since the Balance Sheet Date, the Business has been conducted in the ordinary course and there has not been:

           (a)      any change in the Assets, the operations, prospects or condition (financial or otherwise) of the Business or the Company's Liabilities, whether covered by insurance or not, which would constitute a Material Adverse Effect

           (b)      any actual or, to the Company's knowledge, threatened disruption of the relations of the Company with its agents, customers or suppliers relating to the Business, which would constitute a Material Adverse Effect;

           (c)      any distribution or payment declared or made in respect of capital stock by way of dividends, purchase or redemption of shares or otherwise;

           (d)      any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement;

           (e)      any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

           (f)      any amendment or termination of any material Contract, other than in the ordinary course of business;

           (g)      any waiver or release of any claim or right or cancellation of any debt held, other than in the ordinary course of business;

           (h)      any payments to any Stockholder or to any Affiliate thereof, other than wages and reimbursements in accordance with past practices and except as specified in Schedule 4.23(h);

           (i)      any change or amendment to the Company's Charter Documents or bylaws;

           (j)      any sale, issuance or acquisition of equity securities or other securities or any grant of options, warrants, calls or commitments of any kind with respect thereto;

           (k)      any borrowings or incurrence of debt, or assumption of any additional Liabilities or Encumbrances; or

           (l)      any sale of any marketable securities owned by the Company.

           4.24      Previous Sales; Warranties.

           The Company has not breached any express or implied warranties in connection with the sale or distribution of goods or the performance of services, except for breaches that, individually and in the aggregate, are not material and are consistent with past practice of the Business. Schedule 4.24 sets forth the Company’s standard warranty and any material deviations thereto over the past year.

           4.25      Customers and Suppliers.

           The Company has used reasonable business efforts to maintain, and currently maintains, good working relationships with all of its customers and suppliers. Schedule 4.25 contains a list of the names of each of the 20 customers that, in the aggregate, for the three years ending December 31, 2000, 2001 and 2002, were the largest dollar volume customers of products or services, or both, sold by the Company. Except as specified on Schedule 4.25, none of such customers has given the Company notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Company. Schedule 4.25 also contains a list of the 20 suppliers of the Company that, in the aggregate, for the years ending December 31, 2000 2001 and 2002, were the largest dollar volume suppliers of supplies used by the Business. None of such suppliers has given the Company notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Company.

           4.26      Finder's Fees.

           Other than The Geneva Companies, no Person retained by the Selling Party is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

4.27      Potential Conflicts of Interest. Except as set forth on Schedule 4.27, neither the Stockholder nor any officer or director of the Company (a) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Company; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Company is using or the use of which is necessary for the business of the Company; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans and similar matters and agreements.

           4.28      Indebtedness.

           Except for indebtedness described on Schedule 4.28 hereto, the Company has no indebtedness outstanding at the date hereof. Except as disclosed on Schedule 4.28 hereto, the Company is not in default with respect to any outstanding indebtedness or any instrument relating thereto and no such indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by the Company or the operation of the business of the Company. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any indebtedness of the Company have been furnished to the Buyer.

           4.29      No Undisclosed Liabilities.Except to the extent (a) reflected or reserved against in the Company Balance Sheet, (b) incurred in the ordinary course of business after the date of the Company Balance Sheet and either discharged prior to Closing or reflected on the Final Closing Statement or (c) described on any Schedule hereto, the Company has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including without limitation as guarantor or otherwise with respect to obligations of others), other than performance obligations with respect to the Company's contracts that would not be required to be reflected or reserved against on a balance sheet or in the footnotes thereto prepared in accordance with TBMA and the principles set forth on Schedule 2.4 hereto.

           4.30      Additional Information.

           Schedule 4.30 accurately lists the following (Schedule 4.30 may be revised as of immediately prior to the Closing to account for any changes):

           (a)      the names of all officers and directors of the Company;

           (b)      a list of the jurisdictions where the Company is qualified to do business;

           (c)      the names and addresses of every bank or other financial institution in which the Company maintains an account (whether checking, saving or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto;

           (d)      the names of all Persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Company;

           (e)      the names of any Persons holding powers of attorney from the Company and a summary statement of the terms thereof; and

           (f)      all names under which the Company has conducted any part of the Business or that it has otherwise used at any time during the past five years.

           4.31      Accuracy of Information.

           (a)      No representation or warranty by the Selling Party in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of the Selling Party to the Buyer, in connection with the Transactions, including the Financial Statements (and the Schedules and Exhibits attached hereto), contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

           (b)      The Selling Party recognizes that the Buyer is basing its decision to consummate the acquisition of the Closing Shares in reliance upon the Selling Party's representations and warranties contained herein and the Disclosure Schedules attached hereto. There is no fact known to the Selling Party which presently materially and adversely affects the value of the Closing Shares that has not been disclosed by the Selling Party to the Buyer in the representations and warranties contained herein or the Disclosure Schedules attached hereto.

5.      Representations and Warranties of the Stockholder Relating to the Stockholder.

           The Stockholder hereby represents and warrants to the Buyer as follows as of the date hereof ( with the exception (Stockholder’s representations under Section 5.4, which must be true and accurate by the Closing Date) and as of the Closing Date as though then made (except to the extent such representations and warranties speak as of an earlier date or are inaccurate due to the actions specifically contemplated herein):

           5.1      Status.

           Stockholder is a natural person, a U.S. Citizen.

           5.2      Authorization, Enforceability.

           The Stockholder has all requisite power and full legal right to execute and deliver each Transaction Document to the Stockholder is a party, to perform the Transactions performed or to be performed by them, and to sell to the Buyer all of the Closing Shares owned by the Stockholder. The Transaction Documents have been or will be duly executed and delivered by the Stockholder and constitutes or will constitute the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with their respective terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           5.3      Consents and Approvals.

           Except for any filings, consents or approvals specified on Schedule 5.3 (the "Stockholder Required Consents"), neither the execution and delivery by the Stockholder of the Transaction Documents to which the Stockholder is or will be a party, nor the performance of the Transactions performed or to be performed by the Stockholder, will require any filing, consent, renegotiation or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which the Stockholder is subject, (b) if applicable, the Charter Documents or bylaws of each Stockholder or (c) any Contract, Governmental Permit or other document to which the Stockholder is a party by which the properties or other assets of the Stockholder may be subject. The Stockholder Required Consents (if any) have been obtained and are enforceable against the respective parties from which they were obtained.

           5.4      Securities Ownership.

           As of the Closing Date, the Stockholder shall own all of the Closing Shares, and all the Closing Shares are listed in Schedule 4.4 and are free and clear of any and all Encumbrances. At the Closing, the Buyer will receive such valid title to the Closing Shares of the Stockholder, (except to the extent any applicable securities Laws may restrict the Buyer’s rights therein).

6.      Representations and Warranties of the Buyer.

           The Buyer hereby represents and warrants to the Selling Party as follows as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties speak as of an earlier date or are inaccurate due to the actions specifically contemplated herein):

           6.1      Corporate Status.

           The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified to avoid Liability or disadvantage.

           6.2      Authorization, Enforceability.

           The Buyer has the requisite power and authority to execute and deliver each Transaction Document to which it is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by the Buyer have been duly authorized by all necessary corporate action. The Transaction Documents have been or will be duly executed and delivered by the Buyer and constitute or will constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           6.3      Consents and Approvals.

           Neither the execution and delivery by the Buyer of the Transaction Documents to which it is a party, nor the performance of the Transactions by the Buyer, will require any filing, consent or approval or constitute a Default under (a) any Law or Court Order to which the Buyer is subject, (b) the Charter Documents or bylaws of the Buyer or (c) any Contract, Government Permit or other document to which the Buyer is a party or by which the properties or other assets of the Buyer may be subject.

           6.4      Investment Intent.

           The Buyer is acquiring the Closing Shares solely for investment purposes, with no present intention of distributing or reselling any of the Closing Shares or any interest therein other than in an offering pursuant to a registration statement under the Securities Act or pursuant to an applicable exemption from registration.

           6.5      Finder's Fees.

           No Person retained by the Buyer is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

           6.6      Accuracy of Information.

           No representation or warranty by the Buyer in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of the Buyer to the Selling Party or in connection with the Transactions, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

7.      Mutual Covenants.

           7.1      Fulfillment of Conditions.

           At and prior to the Closing, the Selling Party and the Buyer shall fulfill the conditions specified in Sections 10 and 11, respectively. The foregoing obligation includes (a) refraining from any actions that would cause a Party's respective representations and warranties to be inaccurate in any material respect as of the Closing, (b) executing and delivering the agreements and other documents referred to in Section 3.2, respectively, (c) using commercially reasonable efforts to prepare all necessary documentation, (d) obtaining all necessary approvals, waivers and consents and (e) causing any of their respective Affiliates to comply with the terms and conditions hereof.

           7.2      Consents.

           The Selling Party and the Buyer shall cooperate, and use commercially reasonable efforts, in as timely a manner as is reasonably practicable, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental or Regulatory Authorities and other third parties necessary to consummate the Transactions. Each of the Parties shall furnish to the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the foregoing and shall provide the other Parties with copies of all filings made by such Party with any Governmental Entity or any other information supplied by such Party to a Governmental Entity in connection with this Agreement.

           7.3      Disclosure of Certain Matters.

           The Selling Party on the one hand, and the Buyer on the other hand, shall give the Buyer and the Selling Party, respectively, prompt notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed by such Party under this Agreement, (b) would cause any of the representations and warranties of such Party contained herein to be inaccurate or otherwise misleading, or (c) gives any such Party any reason to believe that any of the conditions set forth in Sections 10 or 11 will not be satisfied prior to the Closing Date.

           7.4      Further Assurances.

           (a)      Upon the terms and subject to the conditions herein provided, on and prior to the Closing Date, the Selling Party and the Buyer shall take, or cause to be taken, all actions or do, or cause to be done, all things or execute any documents necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions contemplated by this Agreement.

           (b)      On and after the Closing Date, the Stockholder (as reasonably requested from time to time by the Buyer) and the Buyer (as reasonably requested from time to time by the Stockholder) shall take all reasonably appropriate other action and execute any additional documents, instruments or conveyances of any kind (not containing additional representations and warranties) that may be reasonably necessary to carry out any of the provisions hereof.

           7.5       Public Announcements.

           Prior to the Closing, each Party shall consult with each other Party before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable Law, will not issue any such press release or make any such public statement prior to such consultation and approval by the other Party.

           7.6      Expenses.

           If the Closing does not occur, each Party shall pay all of its own expenses incurred in connection with the Transactions, except as may be specifically provided otherwise herein.

8.      Stock Options.      The Stockholder shall cause the Company to terminate all unexercised stock options, if any, prior to Closing.

9.      Covenants of the Selling Party.

           9.1      Competition and Confidentiality.

           (a)      During the period beginning on the Closing Date and ending on the fifth anniversary thereof (the "Restricted Period"), the Stockholder (a "Restricted Party") shall not directly or indirectly, in any capacity, own, have a financial interest in, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit its, his or her name to be used in connection with any business or enterprise engaged directly or indirectly with any of those business activities in which the Business is or has been engaged, including the manufacture, distribution and sale of the Products (the "Restricted Business") nor shall any Restricted Party assist any Person (other than the Buyer and its Affiliates) that shall be engaged in the Restricted Business, including by making available to any such Person any information related to the Business.

           (b)      In addition, no Restricted Party shall, during the Restricted Period, directly or indirectly (i) call on, solicit or attempt to sell any product to any customer of the Business who was a customer of the Business on the Closing Date or during the two years preceding the Closing Date or whose identity was known to the Restricted Party as one the Company intended to solicit within the following year, or (ii) divert to any competitor of the Buyer or the Company (or any of their Affiliates) any customer or supplier of the Buyer or the Company (or any of their Affiliates), or (iii) solicit any Person employed by the Company on the date hereof or during the period from the date hereof through the Closing Date for the purpose of having any such Person terminate his or her employment with the Company, or offer employment to or hire any employee of the Business.

           (c)      If a court determines that the foregoing restrictions in subsections (a) and (b) above are too broad or otherwise unreasonable under applicable Laws, including with respect to time or space, the court is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Laws. Each Restricted Party acknowledges, however, that this Section 9.1 has been negotiated by the Parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business and the payments made to the Stockholder hereunder. The Restricted Period shall be extended for a period of time equal to any period during which any Restricted Party is in breach or violation of the terms of this Section 9.1.

           (d)      The Stockholder recognizes and acknowledges that, by reason of his involvement with or employment in the Business, he has had access to Trade Secrets relating to the Restricted Business. The Stockholder acknowledges that such Trade Secrets are a valuable and unique asset and covenants that, prior to the Closing and indefinitely thereafter, no Restricted Party shall divulge, communicate or use in any way any such Trade Secrets for any reason whatsoever, unless such information (i) is in the public domain through no wrongful act of such Restricted Party, (ii) has been rightfully received from a third party without restriction and without breach of this Agreement or (iii) except as may be required to be disclosed by applicable Law (in which event prompt notice of the same shall be given to the Buyer and all efforts shall be made in cooperation with the Buyer to limit such disclosure).

           (e) The terms of this Section 9.1 shall apply to each Restricted Party and to any other Person controlled by any Restricted Party and any of their respective Affiliates that he or she controls to the same extent as if he or she were a party hereto, and each such Restricted Party shall take whatever actions may be necessary to cause any such Restricted Party or Affiliate to adhere to the terms of this Section 9.1.

           (f)      In the event of any breach or threatened breach by any Restricted Party of any provision of Section 9.1, the Buyer shall be entitled to injunctive or other equitable relief, to restrain such party from using or disclosing any Trade Secrets in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of a Restricted Party under Section 9.1. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages.

           9.2       Conduct Pending Closing.

           (a)      The Company shall not do any of the following prior to the Closing unless waived by the Buyer in writing: (i) amend its Charter Documents or bylaws; (ii) merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of, any corporation, partnership or other business organization or business division thereof; (iii) split, combine or reclassify its outstanding capital stock; (iv) declare, approve, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem or otherwise acquire any of its securities; (v) except for the exercise of outstanding rights, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities; (vi) transfer, sell, agree to sell, lease or dispose of any Assets outside the ordinary course of business; (vii) subject any Asset to any Encumbrance; (viii) enter into, modify or cancel any material Contract or otherwise incur any Liability unless such action is in the ordinary course of business; (ix) incur any financial debt; (x) discharge or satisfy any Encumbrance or pay or satisfy any material Liability except pursuant to the terms thereof or compromise, settle or otherwise adjust any material claim or Litigation; (xi) increase compensation paid to any employee of the Company if such increase is not in the ordinary course of business; (xii) materially alter the working capital of the Company, such as the payment of payables, receipt of receivables or inventory management; (xiii) make any capital expenditure involving any individual case of more than $10,000; or (xiv) take, or agree in writing or otherwise to take, any of the foregoing actions.

           (b)      Until Closing, the Company shall, unless otherwise consented to by the Buyer in writing, (i) maintain its Assets in good operating condition and repair, and make all necessary renewals, additions and replacements thereto, and carry on its business diligently and substantially in the same manner as heretofore and not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation; (ii) maintain the insurance described on Schedule 4.18; (iii) use its best efforts to preserve its business organization intact, keep available to the Buyer the present key officers and employees of the Company and preserve for the Buyer the present relationships of the Company's suppliers and customers and others having business relations with the Company; and (iv) comply with all Laws applicable to the Business.

           9.3      Disclosure Schedules.

           From time to time prior to the Closing, the Selling Party shall supplement or amend the Disclosure Schedules with respect to any matter (a) that if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or (b) that is necessary to correct any representation or warranty in Section 4 or Section 5 that may be inaccurate, provided, however, that an amendment or supplement to the Disclosure Schedule shall not waive any breach of the representation or warranty made by the Selling Party herein.

           9.4      Due Diligence.

           The Stockholder shall cause the Company to give the Buyer, its agents, and representatives of its financial sources the opportunity at all reasonable times to make such examination and investigation of the Company, the Business and the Assets as it may deem necessary or desirable for all purposes relating to this Agreement. To that end, the Stockholder shall cause the Company to open its books of account and records for examination by accountants, counsel and other representatives for the Buyer, and Stockholder shall cause the Company to furnish to the Buyer and such representatives all other information with respect to its affairs as the Buyer may reasonably request and make the officers and senior management of the Company available for discussions regarding the Business. The Stockholder shall cause the Company to arrange meetings among the representatives of the Buyer, the Company and, if requested, the Company's major customers and suppliers so that the Buyer may evaluate the Company's relationship with its customers and suppliers.

           9.5      Acquisition Proposals.

           (a)      Without the prior written consent of the Buyer, the Company shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal.

           (b)      As used in this Agreement, "Acquisition Proposal" means any bona fide proposal made by a third party to acquire (i) "beneficial ownership" (as such term is defined under Rule 13d of the Exchange Act) of a majority equity interest in the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company, including any single or multi-step transaction or series of related transactions that is structured in good faith to permit such third party to acquire beneficial ownership of a majority or greater equity interest in the Company or (ii) all or substantially all of the Business or Assets of the Company (other than the Transactions).

10.      Conditions Precedent to the Buyer's Obligations.

           All obligations of the Buyer to be performed on the Closing Date shall be subject to the satisfaction (or waiver by the Buyer), prior thereto, of the following conditions:

           10.1      Representations True at Closing.

      Except as affected by the actions contemplated by this Agreement, the representations and warranties of the Selling Party contained in this Agreement and in any other certificate or other writing delivered to the Buyer pursuant hereto shall be true and correct in all material respects on the date hereof and (except to the extent such representations and warranties speak as of an earlier date or are inaccurate due to actions specifically contemplated herein) as of the Closing Date with the same force and effect as if made on the Closing Date.

           10.2      Performance of Covenants.

           The Selling Party shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by the Selling Party on or before the Closing Date, and shall have delivered to the Buyer evidence, in form and substance satisfactory to counsel to the Buyer, that such covenants and agreements have been performed.

           10.3      Certificates.

           The Buyer shall have received a certificate of an executive officer of the Company to the effect set forth in Sections 10.1 and 10.2

           10.4      Litigation Affecting Closing.

           No Court Order shall have been issued or entered that would be violated by the completion of the Transactions.

           10.5      Legal Opinion.

           The Buyer shall have received a legal opinion of Michener & Sparks, L.L.P. counsel to the Selling Party, that is satisfactory, in form and substance, to the Buyer and its counsel, and opines to certain matters, including the due authorization, execution and enforceability of the Transaction Documents, the delivery of all of the Closing Shares to the Buyer at the Closing and the lack of any impediments to the Transactions (to the knowledge of the such counsel).

           10.6      Purchase of All Securities.

           The Stockholder shall have fulfilled his obligations to have had transferred to him, free of any Encumbrance, all of the Closing Shares to be transferred to the Buyer on the Closing Date.

           10.7      Consents.

           All Required Consents and Stockholder Required Consents, including necessary board of director, stockholder, third party and governmental and regulatory approvals, shall have been obtained.

           10.8      Ancillary Documents.

           The Selling Party shall have tendered delivery of executed copies of each of the Transaction Documents and any documents referred to in Section 3.2 to which it is a party, and each such document shall be in full force and effect.

           10.9      Financing.

           The Buyer shall have obtained financing on terms satisfactory to it providing the Buyer with sufficient funds to pay the Purchase Price, all fees and expenses payable by the Buyer arising in connection with the Transactions and providing the Buyer with sufficient availability to finance the Company's working capital needs following the Closing, and all conditions precedent to funding under such financing arrangements (other than the purchase and sale contemplated thereby) shall have been satisfied or waived.

           10.10      Due Diligence Review.

           The Buyer shall have completed and shall be fully satisfied in its sole discretion with the results of its review of, and its other due diligence investigations with respect to, the Business, management and operations, results of operations, Assets, Liabilities, properties, prospects and condition (financial and otherwise) of the Company. Such review will include an analysis by the Buyer or its representatives of (a) the results of any Phase I environmental assessment of the Real Property and (b) environmental and OSHA practices and procedures of the Company.

           10.11      Noncompete.

           Frank Buhler and Norman Dodson shall agree to a covenant not to compete with the Company. Frank Buhler’s Non-Compete Covenant is contained in Section 9.1 of this Agreement, and Norman Dodson’s Non-Compete Covenant shall be in the form attached hereto as Exhibit E.

           10.12.      Investments.

           All of the Company's Investments shall have been sold for cash.

           10.13      No Material Adverse Effect.

           No Material Adverse Effect shall have occurred.

11.      Conditions Precedent to Obligations of the Selling Party.

           All obligations of the Selling Party to be performed on the Closing Date shall be subject to the satisfaction (or waiver by the Selling Party), prior thereto, of each of the following conditions:

           11.1.      Representations True at Closing.

           The representations and warranties of the Buyer contained in this Agreement and in any other certificate or other writing delivered to the Selling Party pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct in all material respects on the date hereof and (except to the extent such representations and warranties speak as of an earlier date or are inaccurate due to actions specifically contemplated herein) as of the Closing Date with the same force and effect as if made on the Closing Date.

           11.2.      Performance of Covenants.

           The Buyer shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by the Buyer on or before the Closing Date, and shall have delivered to the Selling Party evidence, in form and substance satisfactory to counsel to the Selling Party, that such covenants and agreements have been performed.

           11.3      Certificates.

           The Selling Party shall have received a certificate of an executive officer of the Buyer to the effect set forth in Sections 11.1 and 11.2 with respect to the Buyer, and each such certificate shall be deemed a representation of the Buyer for the purposes of Section 11.3.

           11.4      Litigation Affecting Closing.

           No Court Order shall have been issued or entered that would be violated by the completion of the Transactions.

           11.5      Legal Opinion.

           The Selling Party shall have received an opinion of Robert J. Basil Esq., that is satisfactory in form and substance to the Selling Party and his counsel.

           11.6      Ancillary Documents.

           The Buyer shall have tendered delivery of executed copies of the Transaction Documents and any documents referred to in Section 3.2 to which it is a party, and each such document shall be in full force and effect.

12.      Tax Matters.

           12.1      Tax Matters.

           The following provisions shall govern the allocation of responsibility as between the Buyer and the Selling Party for certain Tax matters following the Closing Date:

           (a)      Tax Returns for Periods Ending on or Prior to the Closing Date. The Selling Party shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date, including preparation of a short year return for the period ending as of the Closing Date. The Selling Party shall permit the Buyer to review and comment on any Company Tax Return described in the preceding sentence prior to filing, and will reasonably cooperate with each other to incorporate such comments.

           (b)      Tax Returns for Periods Beginning as of or After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods that begin on or after the Closing Date.

           12.2      Cooperation on Tax Matters.

           (a)      The Buyer and the Stockholder shall cooperate fully, as and to the extent reasonably requested by any of the other Parties, in connection with the filing of Tax Returns pursuant to this Section 12 and any audit, Litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party's request) the provision of records and information that is reasonably relevant to any such audit, Litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, the Buyer and the Stockholder agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Stockholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, the Company or the Stockholder, as the case may be, shall allow such Party to take possession of such books and records.

           (b)      The Buyer, the Company and the Stockholder further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

13.     Indemnification.

           13.1     Indemnification by Selling Party. The Selling Party shall indemnify, defend and hold the Buyer and its Affiliates harmless from and against, and shall on demand reimburse the Buyer or its Affiliates for, any and all liabilities, losses, damages, claims, fines, penalties, costs and expenses (including, without limitation, reasonable attorneys’ and accounting fees) incurred by Buyer or its Affiliates arising out of or resulting from any of the following:

           (a)      the breach of any representation or warranty made by Selling Party contained in this Agreement or in any of the other Transaction Documents;

           (b)      the nonperformance of any covenant or obligation to be performed by the Selling Party under this Agreement or any of the other Transaction Documents.

           (c)      the amount of the Selling Party's indemnification, if any, shall first be effected by a reduction in the balance of the Promissory Note as of the date said indemnification would be scheduled to be paid.

           13.2      Indemnification by the Buyer.

           The Buyer shall indemnify, defend and hold harmless from and against, and shall on demand reimburse Selling Party or his Affiliates for, any and all liabilities, losses, damages, claims, fines, penalties, costs and expenses (including, without limitation, reasonable attorneys’ and accounting fees) incurred by Selling Party or his Affiliates arising out of or resulting from any of the following:

           (a)      the breach of any representation or warranty made by the Buyer contained in this Agreement or in any of the other Transaction Documents;

           (b)      the nonperformance of any covenant or obligation to be performed by the Buyer under this Agreement or any of the other Transaction Documents.

           13.3.      Limitations on Indemnification.

           (a)      The term "Damages" shall be defined as the cumulative total losses sustained by the Buyer in connection with any breaches of representation or warranties or nonperformance of any covenant or obligation referred to in Section 13.1 above. The Stockholder shall not be required to indemnify Buyer hereunder except to the extent that the aggregate amount of Damages for which the Buyer is entitled to indemnification pursuant to this Section 13.3 exceeds $75,000, whereupon the Indemnified Party shall be entitled to be paid the excess of the aggregate amount of all such Damages over $75,000, subject to the limitations on maximum amount of recovery set forth in Section 13.3(b).

           (b)      With respect to all claims other than those claims related to taxes, legal proceedings, and compliance with law, FDA matters, environmental matters and valid title to shares, the indemnification shall not exceed $2,000,000. With respect to claims related to taxes, legal proceedings, and compliance with law, FDA matters, environmental matters and valid title to shares, the indemnification shall not exceed $8,500,000.

           13.4      Survival of Representations, Warranties, Terms, Provisions and Covenants.

           The representations, warranties, terms, provisions and covenants as set forth in this Agreement and in any documents delivered pursuant hereto shall survive the Closing for a period of three (3) years and shall be fully effective and enforceable for said three (3) year period, and shall not be affected by any investigation, verification or approval by any party hereto or by anyone on behalf of any of such parties; provided, however, that (a) if within said three (3) year period a written claim has been presented to the Stockholder or a lawsuit or other legal action has been commenced by the Buyer against the Stockholder for breach of such representations, warranties, terms, provisions or covenants, the survival period shall be extended until the final conclusion or settlement of said claim or legal action and (b) if Buyer has actual knowledge at Closing that a representation, warranty, or covenant of the Selling Party is untrue and Buyer chooses to close notwithstanding such knowledge, the Selling Party shall have no liability to Buyer by reason of such untrue representation, warranty or covenant, and Buyer waives any claim arising therefrom. No liability of the Selling Party for or by reason of the breach of any of his representations, warranties, covenants and agreements shall be deemed to be a liability of the Selling Party assumed by Buyer hereunder, but, on the contrary, shall remain the liability of the Selling Party. The inaccuracy or breach of any representation or warranty shall be determined based upon facts and circumstances in existence on the Closing Date.

           13.5     Overriding Exception.

           The foregoing provisions notwithstanding, none of the limitations (monetary, time or otherwise) as set forth in Sections 13.3 and 13.4 above shall apply to any claims related to or arising out of the environmental information contained in the TRC Report or other information or reports arising out of the other samples referred to in Section 4.15(b) above (the "Known Environmental Matters").

14.     Termination.

           14.1      Grounds for Termination.

           This Agreement may be terminated at any time prior to the Closing Date:

           (a)      by mutual written consent of the Stockholder and the Buyer;

           (b)      by either the Stockholder or the Buyer, if the Closing has not occurred by the Closing Date and the Parties have not agreed to a mutually acceptable Closing Date to occur after that date; provided, however, that the right to terminate this Agreement under this paragraph (b) of Section 14.1 shall not be available to any Party that has breached any of its obligations, covenants, representations or warranties in this Agreement;

           (c)      by either the Stockholder or the Buyer, if there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or if any Court Order enjoining the Buyer or the Company from consummating the Transactions is entered and such Court Order shall become final and nonappealable;

           (d)      by the Buyer if the Selling Party shall have breached in any material respect any of his covenants hereunder or if the representations and warranties of the Selling Party contained in this Agreement shall not be true and correct in any material respect, except for such changes as are contemplated by this Agreement, and, in either event, if such breach is subject to cure, the Selling Party shall not have cured such breach within 10 Business Days of the Buyer's notice of an intent to terminate; and

           (e)      by the Stockholder, if the Buyer shall have breached in any material respect any of its covenants hereunder or if the representations and warranties of the Buyer contained in this Agreement shall not be true and correct in any material respect, except for such changes as are contemplated by this Agreement, and, in either event, if such breach is subject to cure, the Buyer shall not have cured such breach within 10 Business Days of the Stockholder's notice of an intent to terminate.

           14.2      Effect of Termination.

           If this Agreement is terminated pursuant to Section 14.1, the covenants in Sections 7.5 and 7.6 shall survive the termination hereof. In addition, any Party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another Party.

15.      General Matters.

           15.1.      Contents of Agreement.

           This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the Parties with respect to the Transactions and supersedes all prior agreements or understandings among the Parties regarding those matters.

           15.2      Amendment, Parties in Interest, Assignment, Etc.

           This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Buyer, the Company and the Stockholder. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, legal representatives, successors and permitted assigns, except as provided in Section 13. No Party shall assign this Agreement or any right, benefit or obligation hereunder, except that the Buyer, without the consent of the Selling Party, may assign its rights and obligations (a) to any of its Affiliates provided the Buyer continues to be responsible for all of its obligations hereunder or (b) to a Person that (i) purchases all or substantially all of the stock or assets being conveyed hereunder or (ii) merges with the Buyer or the Company or (c) by way of collateral assignment to any bank, financial institution or other financing source providing financing for the Transactions. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.

           15.3.      Interpretation.

           Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (d) references to "hereunder" or "herein" relate to this Agreement. Any determination of whether a situation is "material" shall be made by taking into account the effect of all other provisions of this Agreement that contain a qualification with respect to materiality so that the determination is made after assessing the aggregate effect of all such situations. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein or on Schedule 2.4 hereto shall have the meaning given to it under GAAP. Any reference to a Party's being satisfied with any particular item or to a Party's determination of a particular item presumes that such standard will not be achieved unless such Party shall be satisfied or shall have made such determination in its sole or complete discretion.

           15.4.      Disclosure Schedules.

           The Disclosure Schedules attached hereto set forth all disclosures made by the Selling Party to the Buyer as required by this Agreement. For the purposes of this Agreement, no disclosures other than those contained in the Disclosure Schedules shall be valid. Any items listed or described on the Disclosure Schedules shall be listed or described under a caption that specifically identifies the Section(s) of this Agreement to which the item relates.

16.      Remedies.

           The indemnification rights under Section 13 are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any Party, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished by Section 13.

17.      Notices.

           All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or reputable overnight courier service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by reputable overnight courier service to, the address or, if set forth below, the fax number set forth below, unless such address or fax number is changed by notice to the other Party:

If to the Buyer:

PHARMACEUTICAL FORMULATIONS, INC.
460 Plainfield Avenue
P.O. Box 1904
Edison, NJ 08818-1904
James C. Ingram, Ph.D., COO
Fax:. 732-819-3330
amjci@pfiotc.com

with copy to:

Paul Falick, Esq.
General Counsel
ICC Industries Inc.
460 Park Avenue
New York, NY 10022
pf@iccchem.com
Fax: 212-521-1940

If to Stockholder:

Frank X. Buhler
6109 Westover Drive
Fort Worth, Texas 76107
Fax: 817-737-6009
fxbtx@aol.com

with copy to:

Michener & Sparks, L.L.P.
301 Commerce, Suite 3000
Fort Worth, Texas 76102
Attention: John W. Michener, Jr., Esquire
Fax No.: 817.335.6505
jwmichener@att.net

18.      Governing Law.

           This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to its provisions concerning conflict of laws. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the Parties only in an appropriate state or federal court in Wilmington, Delaware, and each Party waives any and all objections of lack of personal jurisdiction, improper venue and inconvenience of the forum of any such court.

19.     Counterparts.

           This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

           IN WITNESS WHEREOF, this Agreement has been executed by the undersigned as of the day and year first written above.

THE BUYER:

PHARMACEUTICAL FORMULATIONS, INC.

By: /s/ James Ingram
Name:  James Ingram
Title:  President

THE COMPANY:

KONSYL PHARMACEUTICALS, INC.

By: /s/ Frank X Buhler
Name:  Frank X Buhler
Title:  President

STOCKHOLDER
Selling Party

/s/ Frank X Buhler
FRANK X. BUHLER